Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports First Quarter Financial Results

Fairfield, Calif. (December 2, 2005) — Copart, Inc. (NASDAQ: CPRT) today reported results for the quarter ended October 31, 2005, the first quarter of its 2006 fiscal year.

In the quarter Copart earned net income of $22.8 million on revenues of $119.0 million.  In the same period last year the Company earned $22.7 million on revenues of $104.1 million.  During the quarter revenue increased 14% over the same period last year. Fully diluted earnings per share (EPS) for the current quarter was $.25 compared to $.24 last year.  Included in the quarter is virtually no revenue from the sale of vehicles assigned to the Company as a result of hurricanes Katrina and Rita.  The Company has been assigned a substantial number of vehicles as a result of the hurricanes, and revenue from disposition of these vehicles will be realized in succeeding quarters.

The operating results for the current quarter were adversely affected by additional costs incurred as a result of hurricanes Katrina and Rita.  These additional costs, characterized as “abnormal” in FAS 151: Inventory Costs, were recognized in the current quarter and resulted in an increase in yard expense.   These costs include the additional subhauling, payroll, equipment and facilities expenses directly related to the operating conditions created by the hurricanes and will continue.  These costs do not include the normal expenses associated with the increased unit volume created by the hurricanes, which are deferred until the sale of the unit and are reflected in vehicle pooling costs on the balance sheet.  At the end of the quarter, substantially all the vehicles received as a result of the hurricanes were unsold.  The normal costs that have been capitalized will be recognized as yard expense as the vehicles are sold.  Legislation currently pending in Louisiana, which we expect to be enacted, would require that vehicles suffering water damage to the powertrain, computer, or electrical systems as a result of the hurricanes can only be dismantled or crushed.  As a result, enactment of this legislation could have an adverse effect on selling prices for vehicles received from Louisiana as a result of the hurricanes, which could have an adverse effect on margins until the hurricane-damaged vehicles are sold.

On Monday, December 5, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrsdsrwdvwscmz A replay of the call will be available through December 12, 2005 by calling (888) 203-1112, use confirmation code #2906384.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 124 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws. Our VB2 Internet sales model was introduced on a company-wide basis during fiscal year 2004 and may not continue to have a favorable impact on our results of operations in future periods. Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have. Litigation is an inherently uncertain process, and there can be no guarantee or prediction concerning the costs, results, timing or outcome of any litigation. We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors That May Effect Future Results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Copart, Inc.

Consolidated Statements of Income — 1

(Dollars in thousands, except per share data)

	Three Months Ended October 31,
	2005	2004

Revenues	$119,025	$104,110

Operating costs and expenses:
Yard operations (including depreciation of $6,234 and $6,657 in 2005 and 2004, respectively)	70,969	59,381
General and administrative (including depreciation of $1,058 and $948 in 2005 and 2004, respectively)	13,830	9,661
Total operating expenses	84,799	69,042
Operating income	34,226	35,068

Other income (expense):
Interest income, net	1,779	779
Gain on sale of fleet equipment	—	125
Other income	643	1,070
Total other income	2,422	1,974
Income before income taxes	36,648	37,042

Income taxes	13,835	14,372
Net income	$22,813	$22,670

Basic net income per share	$.25	$.25

Weighted average shares outstanding	90,385	90,081

Diluted net income per share	$.25	$.24

Weighted average shares and dilutive potential common shares outstanding	92,730	92,634

Other Data
Number of auction facilities	120	107

Copart, Inc.

Consolidated Balance Sheets — 2

(in thousands, except share data)

	October 31,	July 31,
	2005	2005

ASSETS
Current assets:
Cash and cash equivalents	$105,768	$252,548
Short-term investments	149,720	—
Accounts receivable, net	92,194	89,003
Vehicle pooling costs	29,920	25,983
Prepaid expenses and other assets	10,909	8,594
Total current assets	388,511	376,128
Deferred income taxes	676	—
Property and equipment, net	306,917	292,949
Intangibles, net	1,913	1,938
Goodwill	119,306	116,375
Land purchase options and other assets	11,239	6,138
Total assets	$828,562	$793,528

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$56,247	$56,965
Deferred revenue	14,989	12,477
Income taxes payable	15,498	7,248
Deferred income taxes	5,444	3,295
Other current liabilities	133	126
Total current liabilities	92,311	80,111
Deferred income taxes	—	2,878
Other liabilities	1,094	1,160
Total liabilities	93,405	84,149
Commitments and contingencies

Shareholders’ equity:
Common stock, no par value – 180,000,000 shares authorized; 90,446,076 and 90,337,643 shares issued and outstanding at October 31, 2005 and July 31, 2005, respectively	274,968	272,017
Accumulated other comprehensive income	368	354
Retained earnings	459,821	437,008
Total shareholders’ equity	735,157	709,379
Total liabilities and shareholders’ equity	$828,562	$793,528